Exhibit 10.3

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

TRINITY INDUSTRIES, INC.

AND

ARCOSA, INC.

DATED AS OF OCTOBER 31, 2018

TABLE OF CONTENTS

Page

Article I

DEFINITIONS

Section 1.01	Definitions	1
Section 1.02	Interpretation	7

Article II

GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES

Section 2.01	General Principles	7
Section 2.02	Service Credit	8
Section 2.03	Benefit Plans	9
Section 2.04	Individual Agreements	11
Section 2.05	Collective Bargaining	11
Section 2.06	Multiemployer Pension Plans	11

Article III

ASSIGNMENT OF EMPLOYEES

Section 3.01	Active Employees	12
Section 3.02	Global No-Hire and Non-Solicitation	13

Article IV

EQUITY, INCENTIVE AND DIRECTOR COMPENSATION

Section 4.01	Generally	14
Section 4.02	Equity Incentive Awards	14
Section 4.03	Non-Equity Incentive Plans	20
Section 4.04	Director Compensation Program	20

Article V

U.S. QUALIFIED RETIREMENT PLANS

Section 5.01	Trinity Defined Benefit Pension Plan	20
Section 5.02	Arcosa Profit Sharing Plan	21

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EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT, dated as of October 31, 2018, 2018 (this "Agreement"), is by and between Trinity Industries, Inc., a Delaware corporation ("Trinity"), and Arcosa, Inc., a Delaware corporation ("Arcosa").

R E C I T A L S:

WHEREAS, the board of directors of Trinity (the "Trinity Board") has determined that it is in the best interests of Trinity and its stockholders to create a new publicly traded company that shall operate the Arcosa Business;

WHEREAS, in furtherance of the foregoing, the Trinity Board has determined that it is appropriate and desirable to separate the Arcosa Business from the Trinity Business (the "Separation") and, following the Separation, distribute, on a pro rata basis to holders of shares of Trinity Common Stock on the Record Date, all the outstanding shares of Arcosa Common Stock owned by Trinity (the "Distribution");

WHEREAS, in order to effectuate the Separation and Distribution, Trinity and Arcosa have entered into a Separation and Distribution Agreement, dated as of October 31, 2018 (the "Separation and Distribution Agreement"); and

WHEREAS, in addition to the matters addressed by the Separation and Distribution Agreement, the Parties desire to enter into this Agreement to set forth the terms and conditions of certain employment, compensation and employee benefit plan matters.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01         Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to them in the Separation and Distribution Agreement.

"Agreement" has the meaning set forth in the preamble to this Agreement and shall include all Schedules hereto and all amendments, modifications, and changes hereto entered into pursuant to Section 9.18.

"Arcosa" has the meaning set forth in the preamble to this Agreement.

"Arcosa 2018 PBRSU" has the meaning set forth in Section 4.02.

"Arcosa 2018 RSU" has the meaning set forth in Section 4.02.

"Arcosa Awards" means Arcosa 2018 PBRSUs, Arcosa 2018 RSUs, Arcosa Restricted Stock Awards and Arcosa RSUs, as applicable.

"Arcosa Benefit Plan" means any Benefit Plan established, sponsored, maintained or contributed to by a member of the Arcosa Group as of or after the Effective Time.

"Arcosa Board" means the Board of Directors of Arcosa.

"Arcosa Director Fees Plan" means the Arcosa, Inc. Director Fees Plan.

"Arcosa Equity Incentive Plan" means the Arcosa 2018 Equity Incentive Plan.

"Arcosa Group" has the meaning set forth in the Separation and Distribution Agreement.

"Arcosa Group Defined Benefit Plan Participants" means any Arcosa Group Employee and any Former Arcosa Group Employee who has accrued a benefit under a Trinity Pension Plan.

"Arcosa Group Employee" means any individual (i) whose existing assignment is with a member of the Arcosa Group or Arcosa business unit immediately prior to the Effective Time or by designation in the HRIS system of record (PeopleSoft or otherwise) of Trinity and (ii) set forth on Schedule 1.01 hereto (including in each case any such individual who is not actively working as of the Effective Time as a result of an illness, injury or leave of absence approved by the Trinity Human Resources department or otherwise taken in accordance with applicable Law).

"Arcosa Profit Sharing Plan" means the Profit Sharing Plan of Arcosa.

"Arcosa Ratio" means the adjustment ratio adopted by the Trinity Board prior to the Effective Time for the purpose of making equitable adjustments to the awards held by Arcosa Group Employees under the Trinity Equity Incentive Plans.

"Arcosa RSU" means an award of time-based restricted stock units assumed pursuant to the Arcosa Equity Incentive Plan in accordance with Sections 4.02(b) and (c).

"Arcosa Supplemental Profit Sharing Plan" means the Arcosa Supplemental Profit Sharing Plan.

"Arcosa Welfare Plans" means the Welfare Plans established, sponsored, maintained or contributed to by any member of the Arcosa Group for the benefit of Arcosa Group Employees and Former Arcosa Group Employees.

"Benefit Plan" means any contract, agreement, policy, practice, program, plan, trust, commitment or arrangement providing for benefits, perquisites or compensation of any nature from an employer to any Employee, or to any family member, dependent, or beneficiary of any such Employee, including pension plans, savings plans, retirement plans, supplemental plans, deferred compensation plans and welfare plans, and contracts, agreements, policies, practices, programs, plans, trusts, commitments and arrangements providing for terms of employment, fringe benefits, severance benefits, change in control protections or benefits, travel and accident, life, accidental death and dismemberment, disability and accident insurance, tuition reimbursement, travel reimbursement, vacation, sick, personal or bereavement days, leaves of absences and holidays; provided, however, the term "Benefit Plan" does not include any government−sponsored benefits, such as workers' compensation, unemployment or any similar plans, programs or policies.

"COBRA" means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code.

"Distribution" has the meaning set forth in the recitals to this Agreement.

"Effective Time" means the Distribution Effective Time as defined in the Separation and Distribution Agreement.

"Employee" means any Trinity Group Employee or Arcosa Group Employee.

"ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

"FICA" has the meaning set forth in Section 3.01(e).

"Former Arcosa Group Employee" means any individual who is a former employee of Trinity or any of its Subsidiaries or former Subsidiaries as of the Effective Time, in each case, whose last date of employment with Trinity was with a member of the Arcosa Group or an Arcosa business unit and who is designated as such in the HRIS system of record (PeopleSoft or otherwise) of Trinity as of the individual's last date of employment (other than Former Employees set forth on Schedule 1.01 hereto). In the event that an individual's last applicable business unit is incapable of being identified under existing systems, such individual will be treated as a Former Trinity Employee.

"Former Employees" means Former Trinity Group Employees and Former Arcosa Group Employees.

"Former Trinity Group Employee" means any (i) individual who is a former employee of the Trinity Group as of the Effective Time and who is not a Former Arcosa Group Employee and (ii) former Employees set forth on Schedule 1.01 hereto.

"FUTA" has the meaning set forth in Section 3.01(e).

"General Continuation Period" means a period of time commencing as of the Distribution Date and ending on the 12-month anniversary of the Distribution Date.

"HIPAA" means the U.S. Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder.

"Individual Agreement" means any individual (i) employment contract, (ii) retention, bonus, severance or change in control agreement, (iii) expatriate (including any international assignee) contract or agreement (including agreements and obligations regarding repatriation, relocation, equalization of taxes and living standards in the host country), (iv) individual agreement relating to fringe benefits, tuition reimbursements, relocation expenses, or other repayment agreement, or (v) other agreement containing restrictive covenants (including confidentiality, non−competition and non−solicitation provisions) between a member of the Trinity Group and an Arcosa Group Employee or a Former Arcosa Group Employee, as in effect immediately prior to the Effective Time.

"IRS" means the United States Department of Treasury Internal Revenue Service.

"Party" means a party to this Agreement.

"Post-Distribution Arcosa Director Phantom Shares" has the meaning set forth in Section 4.02(e)(ii).

"Post-Distribution Trinity Director Phantom Shares" has the meaning set forth in Section 4.02(e)(i).

"Post-Distribution Trinity RSU" has the meaning set forth in Section 4.02(c)(i).

"Post-Distribution Trinity 2018 PBRSU" has the meaning set forth in Section 4.02.

"Post-Distribution Trinity 2018 RSU" has the meaning set forth in Section 4.02.

"Providing Party" has the meaning set forth in Section 2.02(c).

"Requesting Party" has the meaning set forth in Section 2.02(c).

"Separation and Distribution Agreement" has the meaning set forth in the recitals to this Agreement.

"Transferred Account Balances" has the meaning set forth in Section 7.01(d).

"Transferred Director" has the meaning set forth in Section 4.04(a).

"Trinity" has the meaning set forth in the preamble to this Agreement.

"Trinity 2005 Director Fees Plan" means the Trinity Industries, Inc. 2005 Deferred Plan for Director Fees.

"Trinity 2018 PBRSU" means a 2018 performance-based restricted stock unit award granted pursuant to a Trinity Equity Incentive Plan that is outstanding as of immediately prior to the Effective Time.

"Trinity 2018 RSU" means a 2018 time-based restricted stock unit award (including such awards granted to non-employee Directors) granted pursuant to a Trinity Equity Incentive Plan that is outstanding as of immediately prior to the Effective Time.

"Trinity Awards" means Post-Distribution Trinity 2018 PBRSUs, Post-Distribution Trinity 2018 RSUs, Trinity 2018 PBRSUs and Trinity 2018 RSUs, Trinity Restricted Stock Awards, Trinity PBRSUs, Trinity RSUs, as applicable.

"Trinity Benefit Plan" means any Benefit Plan established, sponsored or maintained by Trinity or any of its Subsidiaries immediately prior to the Effective Time, excluding any Arcosa Benefit Plan.

"Trinity Board" has the meaning set forth in the recitals to this Agreement.

"Trinity Director Fees Plan" means the Trinity Industries, Inc. Deferred Plan for Director Fees.

"Trinity Director Phantom Share" means a cash-based phantom share credited under the Trinity 2005 Director Fees Plan, the value of which is equal to the value of a Trinity Share.

"Trinity Equity Incentive Plan" means any equity compensation plan sponsored or maintained by Trinity immediately prior to the Effective Time, including the Fourth Amended and Restated Trinity Industries, Inc. 2004 Stock Option and Incentive Plan, the Third Amended and Restated Trinity Industries, Inc. 2004 Stock Option and Incentive Plan, the Second Amended and Restated Trinity Industries, Inc. 2004 Stock Option and Incentive Plan, the Amended and Restated Trinity Industries, Inc. 2004 Stock Option and Incentive Plan, the Trinity Industries, Inc. 2004 Stock Option and Incentive Plan, the Trinity Industries, Inc. 1998 Stock Option and Incentive Plan and the Trinity Industries, Inc. 1993 Stock Option and Incentive Plan.

"Trinity Group Defined Benefit Plan Participant" means any Employee or Former Employee who has accrued a benefit under the Trinity Pension Plans excluding all Arcosa Group Defined Benefit Plan Participants.

"Trinity Group Employee" means each individual who is employed by the Trinity Group as of the Effective Time and who is not an Arcosa Group Employee (including any such individual who is not actively working as of the Effective Time as a result of an illness, injury or leave of absence approved by the Trinity Human Resources department or otherwise taken in accordance with applicable Law).

"Trinity Human Resources Committee" means the Human Resources Committee of the Trinity Board.

"Trinity Non-Equity Incentive Plans" means the Trinity Industries, Inc. Annual Incentive Plan, and any other cash-based incentive bonus plans  as in effect immediately prior to the Effective Time.

"Trinity PBRSU" means a 2016 or 2017 performance-based restricted stock unit award granted pursuant to a Trinity Equity Incentive Plan that is outstanding as of immediately prior to the Effective Time.

"Trinity Pension Plans" means the HBC Barge Inc. Hourly Employees Retirement Income Plan, the Pension Plan for Collective Bargaining Employees at the Girard and Brier Hill Plants of Trinity Highway Products LLC, the Retirement Plan for Hourly Employees of Trinity Highway (formerly Syro Steel Company - Western Division), the Trinity Industries, Inc. Marine Group Pension Plan, the Trinity Rail Group LLC Pension Plan for Hourly Paid Employees at Winder and Cartersville Plants, and the Trinity Industries, Inc. Standard Pension Plan.

"Trinity Profit Sharing Plan" means the Profit Sharing Plan for Employees of Trinity Industries, Inc.

"Trinity Ratio" means the adjustment ratio adopted by the Trinity Board prior to the Effective Time for the purpose of making equitable adjustments to the awards held by Trinity Group Employees under the Trinity Equity Incentive Plans.

"Trinity Restricted Stock Award" means a restricted stock award (including non-employee Director restricted stock awards, restricted stock awards, career shares and career step shares) granted pursuant to a Trinity Equity Incentive Plan that is outstanding as of immediately prior to the Effective Time.

"Trinity RSU" means (i) a time-based restricted stock unit award granted to a participant (other than a non-employee Director) prior to January, 2018 and (ii) a time-based restricted stock unit award granted to a non-employee Director prior to January, 2018, in each case, whether vested, unvested or deferred, pursuant to a Trinity Equity Incentive Plan that is outstanding as of immediately prior to the Effective Time.

"Trinity Supplemental Profit Sharing Plan" means the Trinity Industries, Inc.  Supplemental Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates as restated effective January 1, 2005.

"Trinity Supplemental Retirement Plan" means the Trinity Industries, Inc. Supplemental Retirement Plan.

"Trinity Welfare Plan" means any Welfare Plan established, sponsored, maintained or contributed to by Trinity or any of its Subsidiaries for the benefit of Employees or Former Employees, including but not limited to each Welfare Plan listed on Schedule 1.01(c) but excluding any Arcosa Welfare Plan.

"Welfare Plan" means any "welfare plan" (as defined in Section 3(1) of ERISA) or a "cafeteria plan" under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision, mental health, substance abuse and retiree health), disability benefits, or life, accidental death and dismemberment, and business travel insurance, pre-tax premium conversion benefits, dependent care assistance programs, employee assistance programs, paid time-off programs, contribution funding toward a health savings account, flexible spending accounts or cashable credits.

Section 1.02         Interpretation. Section 1.2 of the Separation and Distribution Agreement is hereby incorporated by reference.

ARTICLE II

GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES

Section 2.01         General Principles.

(a)          Acceptance and Assumption of Arcosa Liabilities. On or prior to the Effective Time, but in any case prior to the Distribution, Arcosa shall accept, assume and agree to faithfully perform, discharge and fulfill all of the following Liabilities in accordance with their respective terms (each of which shall be considered an Arcosa Liability), regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Liabilities are asserted or determined or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence (whether simple, contributory or gross), recklessness, violation of Law, fraud, misrepresentation or otherwise (without duplication) by any member of the Trinity Group or the Arcosa Group, or any of their respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates:

(i)        any and all wages, salaries, incentive compensation (subject to the provisions of Section 4.03), equity compensation (subject to the provisions of Section 4.02), commissions, bonuses and any other employee compensation or benefits (subject to the provisions of Section 2.02), payable to or on behalf of any Arcosa Group Employees and Former Arcosa Group Employees after the Effective Time, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation or benefits are or may have been awarded or earned;

(ii)       any and all Liabilities whatsoever with respect to claims made by or with respect to any Arcosa Group Employees or Former Arcosa Group Employees in connection with any Arcosa Benefit Plan pursuant to this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement;

(iii)      all service-related Liabilities to any individual who is or was an independent contractor, temporary employee, consultant, freelancer, agency employee, leased employee, or other non-payroll worker primarily connected to an Arcosa Business; and

(iv)      any and all Liabilities expressly assumed or retained by any member of the Arcosa Group pursuant to this Agreement.

(b)          Acceptance and Assumption of Trinity Liabilities. On or prior to the Effective Time, but in any case prior to the Distribution, Trinity shall accept, assume and agree to faithfully perform, discharge and fulfill all of the following Liabilities and Trinity and the applicable members of the Trinity Group shall be responsible for such Liabilities in accordance with their respective terms (each of which shall be considered an Trinity Liability), regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Liabilities are asserted or determined or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence (whether simple, contributory or gross), recklessness, violation of Law, fraud, misrepresentation or otherwise (without duplication)by any member of the Trinity Group or the Arcosa Group, or any of their respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates:

(i)        any and all wages, salaries, incentive compensation (subject to the provisions of Section 4.03), equity compensation (subject to the provisions of Section 4.02), commissions, bonuses and any other employee compensation or benefits payable to or on behalf of any Trinity Group Employees and Former Trinity Group Employees after the Effective Time, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation or benefits are or may have been awarded or earned;

(ii)       any and all Liabilities whatsoever with respect to claims made by or with respect to any Trinity Group Employees or Former Trinity Group Employees in connection with any Benefit Plan not retained or assumed by any member of the Arcosa Group pursuant to this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement;

(iii)      all service-related Liabilities to any individual who is or was an independent contractor, temporary employee, consultant, freelancer, agency employee, leased employee, or other non-payroll worker primarily connected to the Trinity Business; and

(iv)      any and all Liabilities expressly assumed or retained by any member of the Trinity Group pursuant to this Agreement.

(c)          Unaddressed Liabilities. To the extent that this Agreement does not address particular Liabilities under any Benefit Plan or to a service provider and the Parties later determine that they should be allocated in connection with the Distribution, the Parties shall agree in good faith on the allocation, taking into account the handling of comparable Liabilities under this Agreement.

Section 2.02         Service Credit.

(a)          No Break in Service, Service for Eligibility, Vesting and Benefit Purposes. The parties acknowledge that the Distribution is not intended to trigger any break in service for the purpose of any Benefit Plan. The Arcosa Benefit Plans shall, and Arcosa shall cause each member of the Arcosa Group to, recognize each Arcosa Group Employee's and each Former Arcosa Group Employee's full period of service with Trinity or any of its Subsidiaries or predecessor entities at or before the Effective Time, to the same extent that such service was credited by Trinity for similar purposes prior to the Effective Time as if such service had been performed for a member of the Arcosa Group, for purposes of eligibility, vesting and determination of the level of benefits under any such Arcosa Benefit Plan.

(b)          Post Effective Time Transfers Between Companies. Each Employee providing services pursuant to the Transition Services Agreement who is hired by Trinity or Arcosa from the other party within the twenty-four (24) month period following the Effective Time will receive credit for service for such Employee's service with the other Party to the extent that such service was credited to the Employee at the date of transfer.  In addition, any Employee whose transfer, within the twelve (12) month period following the Effective Time, between Arcosa and Trinity or Trinity and Arcosa is approved by the senior Human Resources executive of the Party that employs such Employee, as contemplated by Section 3.02, will receive credit for such Employee's service with the other Party to the extent that such service was credited to the Employee at the date of transfer.

(c)          Evidence of Prior Service. Notwithstanding anything in this Agreement to the contrary, but subject to Section 3.02 and applicable Law, upon reasonable request by either Party (the "Requesting Party"), the other Party (the "Providing Party") will provide to the Requesting Party copies of any records available to the Providing Party to document the service, plan participation and membership of former Employees of the Providing Party who are then Employees of the Requesting Party, and will cooperate with the Requesting Party to resolve any discrepancies or obtain any missing data for purposes of determining benefit eligibility, participation, vesting and calculation of benefits with respect to any such Employee.

Section 2.03         Benefit Plans.

(a)          Establishment of Plans.  Prior to the Effective Time, Arcosa shall, or shall cause an applicable member of the Arcosa Group to, adopt Benefit Plans (and related trusts, if applicable), with benefits that are comparable (or such other standard as is specified in this Agreement with respect to any particular Benefit Plan) to those of the corresponding Trinity Benefit Plans, with the exception of (i) the Arcosa Welfare Plans, which shall be established effective January 1, 2019, and (ii)  the Trinity Pension Plans, the treatment of which is specified in Section 5.01 hereof.  The relevant Trinity Benefit Plans are listed on Schedule 2.03(a).  Arcosa may limit participation in any such Arcosa Benefit Plan to Arcosa Group Employees and Former Arcosa Group Employees who participated in the corresponding Trinity Benefit Plan immediately prior to the Effective Time. Arcosa shall, or shall cause an applicable member of the Arcosa Group to, adopt such other Benefit Plans as specified in this Agreement.

(b)          Information and Operation. Trinity shall provide Arcosa with information describing each Trinity Benefit Plan election made by an Arcosa Group Employee or Former Arcosa Group Employee that may have application to Arcosa Benefit Plans from and after the Effective Time, and Arcosa shall use its commercially reasonable efforts to administer the Arcosa Benefit Plans applying those elections. Each Party shall, upon reasonable request, provide the other Party and the other Party's respective Affiliates, agents, and vendors all information reasonably necessary to the other Party's operation or administration of its Benefit Plans.

(c)          Post-Closing Standard of Compensation and Benefits. Except as provided herein, during the General Continuation Period, Arcosa shall provide to each Arcosa Group Employee compensation, employee benefits under Arcosa Benefit Plans and terms and conditions of employment that, in the aggregate, are substantially similar to the compensation, employee benefits and terms and conditions of employment provided to such employees immediately prior to the Effective Time. Notwithstanding the foregoing, during such period, Arcosa may make such changes, modifications or amendments to the applicable Arcosa Benefit Plan as may be required by applicable Law or as are necessary and appropriate to reflect the Separation.

(d)          No Duplication or Acceleration of Benefits. Notwithstanding anything to the contrary in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement, no participant in any Arcosa Benefit Plan shall receive service credit or benefits to the extent that receipt of such service credit or benefits would result in duplication of benefits provided to such participant by the corresponding Trinity Benefit Plan or any other plan, program or arrangement sponsored or maintained by a member of the Trinity Group. Furthermore, unless expressly provided for in this Agreement, the Separation and Distribution Agreement or in any Ancillary Agreement or required by applicable Law, no provision in this Agreement shall be construed to create any right to accelerate vesting or entitlements under any compensation or Benefit Plan, program or arrangement sponsored or maintained by a member of the Trinity Group or member of the Arcosa Group on the part of any Employee or Former Employee.

(e)          No Expansion of Participation. Unless otherwise expressly provided in this Agreement, as otherwise determined or agreed to by Trinity and Arcosa, as required by applicable Law, or as explicitly set forth in an Arcosa Benefit Plan, an Arcosa Group Employee or Former Arcosa Group Employee shall be entitled to participate in the Arcosa Benefit Plans at the Effective Time only to the extent that such Arcosa Group Employee or Former Arcosa Group Employee was entitled to participate in the corresponding Trinity Benefit Plan as in effect immediately prior to the Effective Time, it being understood that this Agreement does not expand (i) the number of Arcosa Group Employees or Former Arcosa Group Employees entitled to participate in any Arcosa Benefit Plan or (ii) the participation rights of Arcosa Group Employees or Former Arcosa Group Employees in any Arcosa Benefit Plans beyond the rights of such Arcosa Group Employees or Former Arcosa Group Employees under the corresponding Trinity Benefit Plans, in each case, after the Effective Time.

(f)          Transition Services. The Parties acknowledge that the Trinity Group or the Arcosa Group may provide administrative services for certain of the other Party's compensation and benefit programs for a transitional period under the terms of the Transition Services Agreement. The Parties agree to enter into a business associate agreement (if required by HIPAA or other applicable health information privacy Laws) in connection with such Transition Services Agreement.

(g)          Beneficiaries. References to Trinity Group Employees, Former Trinity Group Employees, Arcosa Group Employees, Former Arcosa Group Employees, and non−employee directors of either Trinity or Arcosa (including Transferred Directors), shall be deemed to refer to their beneficiaries, dependents, survivors and alternate payees, as applicable.

Section 2.04         Individual Agreements.

(a)          Assignment by Trinity. To the extent necessary, Trinity shall assign, or cause an applicable member of the Trinity Group to assign, to Arcosa or another member of the Arcosa Group, as designated by Arcosa, all Individual Agreements, with such assignment to be effective as of the Effective Time; provided, however, that to the extent that assignment of any such Individual Agreement is not permitted by the terms of such agreement or by applicable Law, effective as of the Effective Time, each member of the Arcosa Group shall be considered to be a successor to each member of the Trinity Group for purposes of, and a third−party beneficiary with respect to, such Individual Agreement, such that each member of the Arcosa Group shall enjoy all of the rights and benefits under such agreement (including rights and benefits as a third-party beneficiary), with respect to the Arcosa Group.

(b)          Assumption by Arcosa. Effective as of the Effective Time, Arcosa will assume and honor, or will cause a member of the Arcosa Group to assume and honor, any individual agreement to which any Arcosa Group Employee or Former Arcosa Group Employee is a party with any member of the Trinity Group, including any Individual Agreement.

Section 2.05         Collective Bargaining.

(a)          Assumption of CBAs.  Effective no later than immediately prior to the Effective Time, to the extent that the appropriate member of the Arcosa Group is not already a party to such collective bargaining agreement, Arcosa shall cause the appropriate member of the Arcosa Group to (i) assume all collective bargaining agreements (including any national, sector or local collective bargaining agreement) that cover Arcosa Group Employees or Former Arcosa Group Employees, including those bargaining agreements listed on Schedule 2.05, and the Liabilities arising under any such collective bargaining agreements, and (ii) join any industrial, employer or similar association or federation if membership is required for the relevant collective bargaining agreement to continue to apply.

(b)          Notice; Consultation. To the extent required by Law or the applicable collective bargaining agreement, Trinity and Arcosa shall cooperate to provide notice, engage in consultation, and to take any other actions that may be required on the part of one party or the other in connection with the transfer of any employees, the assignment, assumption or continuation of any collective bargaining agreement or any other employment related matters.

Section 2.06         Multiemployer Pension Plans.  Nothing in this Agreement shall operate to alter the obligation of Trinity Meyer Utility Structures, LLC to continue to contribute (including with respect to the same contribution base units) to the Boilermaker-Blacksmith National Pension Trust pursuant to the Agreement Between Trinity Meyer Utility Structures, LLC and International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers, Lodge #647, the Liabilities with respect to which shall be retained by the Arcosa Group.

ARTICLE III

ASSIGNMENT OF EMPLOYEES

Section 3.01         Active Employees.

(a)          Assignment and Transfer of Employees. Trinity shall designate the Arcosa Employees for transfer to a member of the Arcosa Group prior to the Distribution Date. Effective no later than immediately prior to the Effective Time and except as otherwise agreed by the Parties, (i) the applicable member of the Trinity Group shall have taken such actions as are necessary to ensure that each Arcosa Group Employee is employed by a member of the Arcosa Group as of immediately after the Effective Time, and (ii) the applicable member of the Trinity Group shall have taken such actions as are necessary to ensure that each Trinity Group Employee is employed by a member of the Trinity Group as of immediately after the Effective Time. Each of the Parties agrees to execute, and to seek to have the applicable Employees execute, such documentation, if any, as may be necessary to reflect such assignment and/or transfer.

(b)          At-Will Status. Nothing in this Agreement shall create any obligation on the part of any member of the Trinity Group or any member of the Arcosa Group to (i) continue the employment of any Employee or permit the return from a leave of absence for any period after the date of this Agreement, except as required by applicable Law, or (ii) change the employment status of any Employee from "at-will," to the extent that such Employee is an "at-will" employee under applicable Law.

(c)          No Severance. The Parties acknowledge and agree that the Distribution and the assignment, transfer or continuation of the employment of Employees as contemplated by this Section 3.01 shall not be deemed an involuntary termination of employment entitling any Arcosa Group Employee or Trinity Group Employee to severance payments or benefits.

(d)          Not a Change of Control/Change in Control. The Parties acknowledge and agree that neither the consummation of the Distribution nor any transaction contemplated by this Agreement, the Separation and Distribution Agreement or any other Ancillary Agreement shall be deemed a "change of control," "change in control," or term of similar import for purposes of any Benefit Plan sponsored or maintained by any member of the Trinity Group or member of the Arcosa Group or for purposes of any Individual Agreement.

(e)          U.S. Payroll and Related Taxes. With respect to any Arcosa Group Employee or Former Arcosa Group Employee, or group of Arcosa Group Employees or Former Arcosa Group Employees, the Parties shall, or shall cause their respective Subsidiaries to, (i) treat Arcosa (or the applicable member of the Arcosa Group) as a "successor employer" and Trinity (or the applicable member of the Trinity Group) as a "predecessor," within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, for purposes of taxes imposed under the United States Federal Insurance Contributions Act, as amended ("FICA"), or the United States Federal Unemployment Tax Act, as amended ("FUTA"), (ii) cooperate with each other to avoid, to the extent possible, the restart of FICA and FUTA upon or following the Effective Time with respect to each such Arcosa Group Employee for the tax year during which the Effective Time occurs, and (iii) use commercially reasonably efforts to implement the alternate procedure described in Section 5 of Revenue Procedure 2004−53; provided, however, that, if and to the extent that Arcosa (or the applicable member of the Arcosa Group) cannot be treated as a "successor employer" to Trinity (or the applicable member of the Trinity Group) within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code with respect to any Arcosa Group Employee or group of Arcosa Group Employees, (x) with respect to the portion of the tax year commencing on January 1, 2018 and ending on the Distribution Date, Trinity will (A) be responsible for all payroll obligations, tax withholding and reporting obligations for such Arcosa Group Employees and (B) furnish a Form W−2 or similar earnings statement to all such Arcosa Group Employees for such period, and (y) with respect to the remaining portion of such tax year, Arcosa will (A) be responsible for all payroll obligations, tax withholding and reporting obligations regarding such Arcosa Group Employees and (B) furnish a Form W−2 or similar earnings statement to all such Arcosa Group Employees.  Notwithstanding the foregoing, with respect to Trinity Group Employees transferring to the Arcosa Group, Arcosa and Trinity shall utilize the “standard” procedure, and such Employees shall receive one W-2 from Trinity for the period from January 1, 2018 to the Distribution Date, and one W-2 from Arcosa for the remainder of the calendar year through December 31, 2018.

Section 3.02         Global No-Hire and Non-Solicitation. Each Party agrees that, for a period of twelve (12) months from the Distribution Date, such Party shall not hire or solicit for employment, or solicit and enter into in any contractual arrangement for consulting or other professional services, excluding any contractual arrangements for the provisions of services pursuant to the Transition Services Agreement, any individual who is an Trinity Group Employee, in the case of Arcosa, or an Arcosa Group Employee, in the case of Trinity; provided, however, that, without limiting the generality of the foregoing prohibition, this Section 3.02 shall not prohibit (a) hiring or soliciting for employment pursuant to generalized solicitations that are not directed to specific Persons or Employees of the other Party, (b) the solicitation and hiring of a Person whose employment was involuntarily terminated by the other Party, or (c) the solicitation and hiring of a Person after receipt by the soliciting Party (in advance of any solicitation or, in the case of a response to a general solicitation as permitted under clause (a) above, in advance of any subsequent solicitation in connection with the recruiting process) of the express written consent of the senior Human Resources executive of the Party that employs the Person who is to be solicited and/or hired. For the avoidance of doubt, the restrictions under this Section 3.02 shall not apply to Former Employees whose termination with Trinity and its Subsidiaries occurred as a result of voluntary retirement prior to January 1, 2018.

ARTICLE IV

EQUITY, INCENTIVE AND DIRECTOR COMPENSATION

Section 4.01         Generally. Unless otherwise determined by Trinity, each Trinity Award granted that is outstanding as of immediately prior to the Effective Time shall be treated or adjusted as described below.

Section 4.02         Equity Incentive Awards.

(a)          Restricted Stock Awards.

(i)        Each holder of an outstanding Trinity Restricted Stock Award immediately prior to the Distribution Date shall be entitled to receive, as of the Distribution Date, an Arcosa Restricted Stock Award with respect to such number of shares of Arcosa Common Stock equal to the number of shares of Arcosa Common Stock to which such holder becomes entitled pursuant to the Distribution determined in the same manner as if the outstanding Trinity Stock Award was comprised of fully vested shares of Trinity Common Stock as of the Distribution Date.

(ii)       The Trinity Restricted Stock Award and the Arcosa Restricted Stock Award issued in accordance with this Section 4.02(a) both shall be subject to substantially the same terms and conditions (including with respect to vesting) immediately following the Distribution Date as were applicable to the Trinity Restricted Stock Award immediately prior to the Distribution Date.

(iii)      For purposes of the vesting, termination or separation from service provisions of the Trinity Restricted Stock Awards and the Arcosa Restricted Stock Awards, continued service with a Trinity Group member or an Arcosa Group member shall be considered to be continued service for purposes of such Trinity Restricted Stock Awards and Arcosa Restricted Stock Awards.

(b)          Time Based RSUs.

(i)        Each holder of an outstanding Trinity RSU immediately prior to the Distribution Date shall be entitled to receive, as of the Distribution Date, a time-based restricted stock unit award (an "Arcosa RSU") with respect to such number of shares of Arcosa Common Stock equal to the number of shares of Arcosa Common Stock to which such holder would be become entitled pursuant to the Distribution determined in the same manner as if the outstanding Trinity Stock Award was comprised of fully vested shares of Trinity Common Stock as of the Distribution Date.

(ii)       The Trinity RSUs and the Arcosa RSUs issued in accordance with this Section 4.02(b) both shall be subject to substantially the same terms and conditions (including with respect to vesting and time of settlement) immediately following the Distribution Date as were applicable to the Trinity RSUs immediately prior to the Distribution Date.

(iii)      For purposes of the vesting, termination or separation from service provisions of the Trinity RSUs and the Arcosa RSUs, continued service with a Trinity Group member or an Arcosa Group member shall be considered to be continued service for purposes of such Trinity RSUs and Arcosa RSUs.

(c)          2016 and 2017 PBRSUs

(i)        Trinity PBRSUs Held by Trinity Group Employees.  Each Trinity PBRSU that is outstanding immediately prior to the Effective Time and that is held by a Trinity Group Employee, a Former Trinity Group Employee or a member of the Trinity Board other than a Transferred Director shall be adjusted immediately following the close of market on the Distribution Date (and shall thereafter be referred to as a "Post-Distribution Trinity RSU") as follows:

(A)        The Trinity Human Resources Committee shall determine the number of shares that are capable of vesting based on the level of actual and forecasted performance achieved against the performance goals under the Trinity PBRSU as of approximately thirty (30) days prior to the Distribution Date.

(B)        The number of shares of Trinity Common Stock subject to each Post-Distribution Trinity RSU shall be equal to the product (rounded to the nearest whole share) of (A) the number of shares of Trinity Common Stock subject to corresponding Trinity PBRSU (as determined in accordance with Section 4.02(c)(i)(A) above) immediately prior to the Distribution Date and (B) the Trinity Ratio;

(C)        Each Post-Distribution Trinity RSU shall be subject to the same terms, time-based vesting conditions, issuance dates and method of            distribution and other terms and conditions as were in effect immediately prior to the Distribution Date for the corresponding Trinity PBRSU.

(ii)       Trinity PBRSUs Held By Arcosa Group Employees.  Each Trinity PBRSU that is outstanding immediately prior to the Effective Time and that is held by an Arcosa Group Employee or a Former Arcosa Group Employee shall be adjusted following the close of market on the Distribution Date and thereafter shall be replaced with an Arcosa RSU (subject to time-based service conditions) as follows:

(A)        The number of shares of Arcosa Common Stock subject to each Arcosa RSU shall be equal to the product (rounded to the nearest whole share) of (A) the number of shares of Trinity Common Stock subject to the corresponding Trinity PBRSU (as determined in accordance with Section 4.02(c)(i)(A) above) immediately prior to the Distribution Date and (B) the Arcosa Ratio.

(B)         Each Arcosa RSU shall be subject to the same terms, time-based vesting conditions, issuance dates and method of distribution and other terms and conditions that were in effect immediately prior to the Distribution Date for the corresponding Trinity PBRSU.  With respect to each  Arcosa RSU, Arcosa shall give each Arcosa Group Employee and Former Arcosa Group Employee full vesting service credit for such individual's service with Trinity or any of its Subsidiaries prior to the Distribution Date to the same extent such service was recognized with respect to the corresponding Trinity PBRSU immediately prior to the Distribution Date.

(d)          2018 PBRSUs and RSUs

(i)        Trinity 2018 PBRSUs held by Trinity Group Employees and Trinity 2018 RSUs Held by Trinity Group Employees and Trinity Non-Employee Directors. Each Trinity 2018 PBRSU and Trinity 2018 RSU that is outstanding immediately prior to the Effective Time and that is held by a Trinity Group Employee, Former Trinity Group Employee or non-employee Director who serves on the Trinity Board following the Effective Time shall be adjusted following the close of market on the Distribution Date (and shall thereafter be referred to, respectively, as a "Post-Distribution Trinity 2018 PBRSU" and "Post-Distribution Trinity 2018 RSU") as follows:

(A)        The number of shares of Trinity Common Stock subject to each Post-Distribution Trinity 2018 PBRSU and Post-Distribution Trinity 2018 RSU shall be equal to the product (rounded to the nearest whole share) of (A) the number of shares of Trinity Common Stock subject to the corresponding Trinity Award immediately prior to the Distribution Date and (B) the Trinity Ratio;

(B)        Each Post-Distribution Trinity 2018 PBRSU and Post-Distribution Trinity 2018 RSU shall be subject to the same terms, vesting conditions, issuance dates and method of distribution and other terms and conditions as were in effect immediately prior to the Distribution Date for the corresponding Trinity Award.

(ii)       Trinity 2018 PBRSUs held by Arcosa Group Employees and Trinity 2018 RSUs Held by Arcosa Group Employees and Transferred Directors.  Each Trinity 2018 PBRSU and Trinity 2018 RSU that is outstanding immediately prior to the Effective Time and that is held by an Arcosa Group Employee, Former Arcosa Group Employee or Transferred Director shall be adjusted following the close of market on the Distribution Date (and shall thereafter be referred to, respectively, as an "Arcosa 2018 PBRSU" and an "Arcosa 2018 RSU") as follows:

(A)         The number of shares of Arcosa Common Stock subject to each Arcosa 2018 RSU shall be equal to the product (rounded down to the nearest whole share) of (A) the number of shares of Trinity Common Stock subject to the corresponding Trinity 2018 RSU immediately prior to the Distribution Date and (B) the Arcosa Ratio.

(B)         The number of shares of Arcosa Common Stock subject to each Arcosa 2018 PBRSU shall be equal to the product (rounded to the nearest whole share) of (A) the number of shares of Trinity Common Stock subject to the corresponding Trinity 2018 PBRSU immediately prior to the Distribution Date and (B) the Arcosa Ratio.

(C)         Each Arcosa 2018 RSU and Arcosa 2018 PBRSU shall be subject to the same terms, vesting conditions, issuance dates and method of distribution and other terms and conditions that were in effect immediately prior to the Distribution Date for the corresponding Trinity Award.

(D)        With respect to each Arcosa 2018 RSU and Arcosa 2018 PBRSU, Arcosa shall give each Arcosa Group Employee or Former Arcosa Group Employee full vesting service credit for such individual's service with Trinity or any of its Subsidiaries prior to the Distribution Date to the same extent such service was recognized with respect to the corresponding Trinity Award immediately prior to the Distribution Date.

(e)          Director Phantom Shares.

(i)        Trinity Director Phantom Shares held by Trinity Non-Employee Directors. Each Trinity Director Phantom Share that is outstanding immediately prior to the Effective Time and that is held by a non-employee Director who serves on the Trinity Board following the Effective Time shall be adjusted following the close of market on the Distribution Date (and shall thereafter be referred to, respectively, as a "Post-Distribution Trinity Director Phantom Share") as follows:

(A)        The number of shares of Trinity Common Stock subject to the Post-Distribution Trinity Director Phantom Shares credited under the Trinity 2005 Director Fees Plan shall be equal to the product (rounded to the nearest whole share) of (A) the number of shares of Trinity Common Stock subject to the corresponding Trinity Director Phantom Shares immediately prior to the Distribution Date and (B) the Trinity Ratio;

(B)         Each Post-Distribution Trinity Director Phantom Share shall be subject to the same terms conditions, issuance dates and method of distribution and other terms and conditions as were in effect immediately prior to the Distribution Date for the corresponding Trinity Award.

(ii)       Trinity Director Phantom Shares held by Transferred Directors. Each Trinity Director Phantom Share that is outstanding immediately prior to the Effective Time and that is held by a Transferred Director shall be adjusted following the close of market on the Distribution Date (and shall thereafter be referred to as a "Post-Distribution Arcosa Director Phantom Share") as follows:

(A)         The number of shares of Arcosa Common Stock subject to the Post-Distribution Arcosa Director Phantom Shares credited under the Arcosa Director Fees Plan shall be equal to the product (rounded to the nearest whole share) of (A) the number of shares of Trinity Common Stock subject to the corresponding Trinity Director Phantom Shares immediately prior to the Distribution Date and (B) the Arcosa Ratio;

(B)         Each Post-Distribution Arcosa Director Phantom Share shall be subject to the same terms conditions, issuance dates and method of distribution and other terms and conditions as were in effect immediately prior to the Distribution Date for the corresponding Trinity Award (except that, for the avoidance of doubt, the cash value of the Post-Distribution Arcosa Director Phantom Shares will be measured as if invested in shares of Arcosa Common Stock).

(f)          Miscellaneous Award Terms. All of the foregoing adjustments shall be effected in accordance with Sections 424 and 409A of the Code.  None of the Separation, the Distribution, the transfer of a Transferred Director or any employment transfer described in Section 3.01(a) shall constitute a termination of employment or separation from service for purposes of any Trinity Award or any Arcosa Award. After the Effective Time, for each award adjusted under this Section 4.02, any reference to a "change in control," "change of control" or similar definition in an award agreement, Individual Agreement or Trinity Equity Incentive Plan applicable to such award (A) with respect to Trinity Awards, shall be deemed to refer to a "change in control," "change of control" or similar definition as set forth in the applicable award agreement, employment agreement or Trinity Equity Incentive Plan, and (B) with respect to Arcosa Awards, shall be deemed to refer to a "Change in Control" as defined in the Arcosa Equity Incentive Plan.

(g)          Registration.  Arcosa shall cause a registration statement on Form S-8 (or other appropriate form) to be filed with respect to such issued or issuable shares prior to the Effective Time and shall cause such registration to remain in effect for so long as there may be an obligation to deliver shares of Arcosa Common Stock under such Arcosa and/or Trinity Equity Incentive Plans.  Trinity shall use commercially reasonable efforts to assist Arcosa in completing such registration.

(h)          Treatment of Dividends/Dividend Equivalents.  Dividends and dividend equivalents with respect to (i) Arcosa Awards shall be paid currently in cash or accrue and be paid in cash by Arcosa (including to Trinity Employees, Former Trinity Employees and members of the Trinity Board) and (ii) Trinity Awards shall be paid currently in cash or accrue and be paid in cash by Trinity (including delivery to Arcosa Employees, Former Arcosa Employees and Transferred Directors), in each case subject to the terms of the agreements evidencing the respective Trinity Awards immediately prior to the Effective Time.

(i)           Settlement, Delivery; Tax Reporting and Withholding.

(i)        From and after the Effective Time, Arcosa shall have sole responsibility for delivery of shares of Arcosa Common Stock pursuant to awards issued under an Arcosa Equity Incentive Plan in satisfaction of any obligations to deliver such shares under the Arcosa and/or Trinity Equity Incentive Plans (including delivery to Trinity Employees and Former Trinity Employees) and shall do so without compensation from any Trinity Group member.

(ii)       Upon the vesting, payment or settlement, as applicable, of Arcosa Awards (including with respect to dividends and dividend equivalents), Arcosa shall be solely responsible for ensuring the satisfaction of all applicable Tax withholding requirements on behalf of each Arcosa Group Employee or Former Arcosa Group Employee and for ensuring the collection and remittance of applicable employee withholding Taxes to the Trinity Group with respect to each Trinity Group Employee or Former Trinity Group Employee (with Trinity Group being responsible for remittance of the applicable employee Taxes and payment and remittance of the applicable employer Taxes relating to Trinity Group Employees and Former Trinity Group Employees to the applicable Governmental Authority). Upon the vesting, payment or settlement, as applicable, of Trinity Awards, Trinity shall be solely responsible for ensuring the satisfaction of all applicable Tax withholding requirements on behalf of each Trinity Group Employee or Former Trinity Group Employee and for ensuring the collection and remittance of applicable employee withholding Taxes to the Arcosa Group with respect to each Arcosa Group Employee or Former Arcosa Group Employee (with Arcosa Group being responsible for remittance of the applicable employee Taxes and payment and remittance of the applicable employer Taxes relating to Arcosa Group Employees and Former Arcosa Group Employees to the applicable Governmental Authority).  Following the Effective Time, Trinity shall be responsible for all income Tax reporting in respect of Trinity Awards and Arcosa Awards held by Trinity Group Employees, Former Trinity Group Employees and members of the Trinity Board (other than Transferred Directors), and Arcosa shall be responsible for all income Tax reporting in respect of Trinity Awards and Arcosa Awards held by Arcosa Group Employees, Former Arcosa Group Employees and Transferred Directors.

(j)           Administration.  Each of Trinity and Arcosa shall establish an appropriate administration system in order to handle delivery of shares in an orderly manner and provide reasonable levels of service for equity award holders.  Each of Trinity and Arcosa shall cooperate to (i) unify and consolidate all indicative data and payroll and employment information on regular timetables and make certain that each applicable Person's data and records in respect of equity awards are correct and updated on a timely basis and (ii) establish a procedure whereby the other Party shall be promptly informed of the obligation to deliver shares to an Arcosa Employee or Former Arcosa Employee or a Trinity Employee or Former Trinity Employee, as the case may be. The foregoing shall include employment status and information required to determine the vesting and forfeiture of awards and Tax withholding/remittance requirements.

(k)          No Effect on Subsequent Awards.  The provisions of this Article IV shall have no effect on the terms and conditions of equity and equity-based awards granted following the Effective Time by Trinity or Arcosa.

(l)           Establishment and Approval of Plan.  Prior to the Effective Time, Trinity shall cause Arcosa to adopt the Arcosa Equity Incentive Plan with such terms as are necessary to permit the implementation of this Section 4.02.  Trinity agrees to facilitate the adoption and approval of the Arcosa Equity Incentive Plan consistent with the requirements of the NYSE.

Section 4.03         Non-Equity Incentive Plans.

(a)          Annual Incentive Plan.  Arcosa or a member of the Arcosa Group shall be solely responsible for the payment of all annual incentive bonus amounts to each bonus-eligible Arcosa Group Employee for the calendar year including the Distribution Date; provided, however, that a pro rata portion of the bonuses for bonus eligible Arcosa Group Employees shall be funded by Trinity for the level of performance achieved through the Distribution Date (as determined by the Trinity Human Resources Committee in its sole discretion).  Each respective employer shall cause the full annual bonus to be paid to its respective bonus eligible employees at the regularly scheduled time in March of 2019, it being understood that Arcosa shall independently determine the performance levels achieved for the period commencing on the day following the Distribution Date and ending on December 31, 2018.

Section 4.04         Director Compensation Program.

(a)          Establishment of Arcosa Non-Employee Directors' Compensation Program.  Prior to the Effective Time, Arcosa shall, as it deems appropriate, establish a non-employee directors' compensation program for each Arcosa non−employee director as of the Effective Time, including those who served on the Trinity Board immediately prior to the Effective Time but who will no longer serve on the Trinity Board following the Effective Time (each, a "Transferred Director").

(b)          Allocation of Liability. Trinity shall be responsible for the payment of any fees for service on the Trinity Board that are earned at, before, or after the Effective Time, and Arcosa shall not have any responsibility for any such payments except as otherwise provided in Section 4.02 or Article VI. With respect to any Arcosa non-employee director including a Transferred Director, Arcosa shall be responsible for the payment of any fees for service on the Arcosa Board that are earned at any time after the Effective Time and Trinity shall not have any responsibility for any such payments except as otherwise provided in Section 4.02 or Article VI.

ARTICLE V

U.S. QUALIFIED RETIREMENT PLANS

Section 5.01         Trinity Defined Benefit Pension Plans.

(a)          Trinity Defined Benefit Pension Plans. The Parties acknowledge that Trinity will retain the Trinity Pension Plans and Arcosa shall not be required to establish comparable plans for the benefit of Arcosa Group Employees and Former Arcosa Group Employees following the Effective Time.  Trinity agrees that it shall amend the Trinity Pension Plans which cover Arcosa Group Employees in the manner determined by Trinity's Retirement Plan Committee (the "RPC") such that, subject to Section 5.01(b), each Arcosa Group Employee who is an Arcosa Group Defined Benefit Plan Participant shall receive accelerated service credit and/or service credit towards continued benefits after the Distribution Date for periods of service with Arcosa, including for the purpose of vesting and growing into the following benefits: early retirement eligibility, disability retirement, special death benefits and military leave benefits.  Prior to the Distribution Date, the RPC shall determine, in its sole discretion, the terms of the amendments and the mechanics by which the provisions of this Section 5.01 shall be implemented, and the Parties shall execute such additional documents as may be required to implement the determination of the RPC.

(b)          Allocation of Costs.  The pension funding liability, PBGC premiums, compliance, reporting and other administrative costs under the Trinity Pension Plans (as amended pursuant to Section 5.01(a)) will be determined periodically by Trinity (and at least annually with respect to required funding contributions) and Arcosa will pay the portion allocable (based on applicable data during the applicable period) to the Arcosa Group Defined Benefit Plan Participants to Trinity.  Unless otherwise agreed between the Parties, Arcosa shall reimburse Trinity within 20 Business Days of delivery by Trinity to Arcosa of an invoice for the amount due, accompanied by a statement reasonably detailing the costs incurred.  In addition, Arcosa shall be responsible for the data and information provided by Arcosa to Trinity (or other third party administrator under the Trinity Pension Plans) with respect to the Arcosa Group Defined Benefit Plan Participants following the Distribution Date.   Trinity shall not be obligated to continue to provide the benefits described in Section 5.01(a) with respect to the Arcosa Group Defined Benefit Plan Participants under this Agreement (i) in the event of nonpayment by Arcosa, (ii) if Arcosa or a member of the Arcosa Group becomes subject to a proceeding as a debtor under the United States Bankruptcy Code or (iii) in the event of a Change in Control of Arcosa as such term is defined in the Arcosa Equity Incentive Plan.

(c)          Plan Fiduciaries and Plan Settlor Functions. For all periods, before, during and after the Effective Time, the Parties agree that (i) the fiduciaries of the Trinity Pension Plans shall have the sole authority with respect to the Trinity Pension Plans to determine the plan investments, de-risking strategies, and such other matters as are within the scope of their duties under ERISA and the terms of the applicable plan documents and (ii) Trinity or its delegates shall have the sole authority to exercise any and all settlor functions with respect to the Trinity Pension Plans, including, without limitation, the authority to amend, freeze or terminate any or all of the Trinity Pension Plans.

(d)          No Loss of Unvested Benefits. The transfer of any Arcosa Group Defined Benefit Plan Participant's employment to the Arcosa Group generally shall not result in the loss of that Arcosa Group Defined Benefit Plan Participant's unvested accrued benefits (if any) under the Trinity Pension Plans.

(e)          Administration.  Each of Trinity and Arcosa shall cooperate to establish an appropriate administration system to consolidate and transmit to Trinity all indicative data and payroll and employment information on regular timetables and make certain that each applicable Person's data and records are correct and updated on a timely basis.  The foregoing shall include employment status, other information required to determine the vesting of, and eligibility for benefits under, the Trinity Pension Plans and all other information necessary or appropriate for the administration of the Trinity Pension Plans.

Section 5.02         Arcosa Profit Sharing Plan.

(a)          Establishment of Plan. Prior to the Effective Time, Arcosa shall adopt the Arcosa Profit Sharing Plan, a tax-qualified, defined contribution 401(k) savings plan, with provisions that are substantially equivalent to the provisions of the Trinity Profit Sharing Plan as provided in Section 2.03(a).

(b)          Qualification of Plan.  Prior to the Effective Time, Arcosa shall provide Trinity with (i) a copy of the Arcosa Profit Sharing Plan; (ii) a copy of certified resolutions of the Arcosa Board (or its authorized committee or other delegate) evidencing adoption of the Arcosa Profit Sharing Plan and the related trust(s) and the assumption by the Arcosa Profit Sharing Plan of the liabilities described in Section 5.02(c); and (iii) the application for determination with respect to the qualified status of the Arcosa Profit Sharing Plan under Section 401(a) of the Code and the tax−exempt status of its related trust under Section 501(a) of the Code.

(c)          Transfer of Account Balances. Not later than 30 days following the Distribution Date (or such later time as mutually agreed by the Parties), Trinity shall cause the trustee of the Trinity Profit Sharing Plan to transfer from the trust(s) which forms a part of the Trinity Profit Sharing Plan to the trust(s) which forms a part of the Arcosa Profit Sharing Plan the account balances of the Arcosa Group Employees under the Trinity Profit Sharing Plan, determined as of the date of the transfer. Such transfers shall be made in kind, including promissory notes evidencing the transfer of outstanding loans.  Any asset and liability transfers pursuant to this Section 5.02(c) shall comply in all respects with Sections 414(l) and 411(d)(6) of the Code.

(d)          Arcosa Profit Sharing Plan Provisions. The Arcosa Profit Sharing Plan shall provide that:

(i)        Arcosa Group Employees shall (A) be eligible to participate in the Arcosa Profit Sharing Plan as of the Effective Time to the extent that they were eligible to participate in the Trinity Profit Sharing Plan as of immediately prior to the Effective Time, and (B) receive credit for purposes of eligibility and vesting for all service credited for those purposes under the Trinity Profit Sharing Plan as of immediately prior to the Distribution Date as if that service had been rendered to Arcosa; and

(ii)       the account balance of each Arcosa Group Employee under the Trinity Profit Sharing Plan as of the date of the transfer of assets from the Trinity Profit Sharing Plan (including any outstanding promissory notes) shall be credited to such individual's account balance under the Arcosa Profit Sharing Plan.

(e)          Trinity Profit Sharing Plan after Effective Time. From and after the Effective Time, (i) the Trinity Profit Sharing Plan shall continue to be responsible for liabilities in respect of Trinity Group Employees and all Former Employees under the Trinity Profit Sharing Plan, and (ii) subject to Section 2.02(b) hereof, no Arcosa Group Employees shall accrue any benefits under the Trinity Profit Sharing Plan. Without limiting the generality of the foregoing, Arcosa Group Employees shall cease to be participants in the Trinity Profit Sharing Plan effective as of the Effective Time.

(f)          Plan Fiduciaries. For all periods after the Effective Time, the Parties agree that the applicable fiduciaries of each of the Trinity Profit Sharing Plan and the Arcosa Profit Sharing Plan, respectively, shall have the authority with respect to the Trinity Profit Sharing Plan and the Arcosa Profit Sharing Plan, respectively, to determine the investment alternatives, the terms and conditions with respect to those investment alternatives and such other matters as are within the scope of their duties under ERISA and the terms of the applicable plan documents.

(g)          No Loss of Unvested Benefits. The transfer of any Arcosa Group Employee's employment to the Arcosa Group will not result in loss of that Arcosa Group Employee's unvested benefits (if any) under the Trinity Profit Sharing Plan, which benefit liability will be assumed under the Arcosa Profit Sharing Plan as provided herein.

ARTICLE VI

U.S. NONQUALIFIED PLANS

Section 6.01         Arcosa Nonqualified Plans.

(a)          Transfer of Nonqualified Supplemental Profit Sharing Plan Liabilities from Trinity.

(i)        As of the Effective Time, Arcosa shall, and shall cause the Arcosa  Supplemental Profit Sharing Plan to, assume all Liabilities under the Trinity Supplemental Profit Sharing Plan for the benefit of Arcosa Group Employees, and the Trinity Group and the Trinity Supplemental Profit Sharing Plan shall be relieved of all Liabilities with respect to those benefits. Trinity shall retain all Liabilities under the Trinity Supplemental Profit Sharing Plan with respect to the benefits for Trinity Group Employees and all Former Employees under the Trinity Supplemental Profit Sharing Plan. From and after the Effective Time, Arcosa Group Employees shall cease to be participants in the Trinity Supplemental Profit Sharing  Plan.

(ii)       The Arcosa Group shall cause the deferral elections in respect of the year in which the Distribution occurs of each Arcosa Group Employee who is a participant under the Trinity Supplemental Profit Sharing  Plan to be honored under the Arcosa Supplemental Profit Sharing Plan.

(b)          Transfer of Director Fees Plan and 2005 Director Fees Plan Liabilities from Trinity.

(i)         As of the Effective Time, except as otherwise provided in Section 4.02, Arcosa shall, and shall cause the Arcosa Director Fees Plan to, assume all Liabilities under the Trinity Director Fees Plan for the benefit of non-employee directors of Trinity who become Transferred Directors, and the Trinity Group and the Trinity Director Fees Plan shall be relieved of all Liabilities for those benefits. As of the Effective Time, except as otherwise provided in Section 4.02, Trinity shall retain all Liabilities under the Director Fees Plan for the benefits of members of the Trinity Board (other than Transferred Directors). From and after the Effective Time, the Transferred Directors shall cease to be participants in the Trinity Director Fees Plan.

(ii)       As of the Effective Time, except as otherwise provided in Section 4.02, Arcosa shall, and shall cause the Arcosa 2005 Director Fees Plan to, assume all Liabilities under the Trinity 2005 Director Fees Plan for the benefit of non-employee directors of Trinity who become Transferred Directors, and the Trinity Group and the Trinity Director Fees Plan shall be relieved of all Liabilities for those benefits . As of the Effective Time, except as otherwise provided in Section 4.02, Trinity shall retain all Liabilities under the 2005 Director Fees Plan for the benefits of members of the Trinity Board (other than Transferred Directors). From and after the Effective Time, the Transferred Directors shall cease to be participants in the Trinity Director Fees Plan.

(iii)      The Arcosa Group shall cause the deferral elections of each Transferred Director in respect of the year in which the Distribution occurs shall be honored under the Arcosa 2005 Director Fees Plan.

(c)          Prior to or upon the Effective Time, Trinity shall cause the grantor or "rabbi" trusts established with respect to benefits provided under the Trinity Supplemental Profit Sharing Plan and/or Trinity Director Fees Plan and Trinity 2005 Director Fees Plan to transfer to a corresponding "rabbi" trust established by Arcosa all assets held in the Trinity grantor trust(s) in respect of Arcosa Group Employees and Transferred Directors participating in the aforementioned Trinity Supplemental Profit Sharing Plan and/or Trinity Director Fees Plan and Trinity 2005 Director Fees Plan prior to the Distribution Date.

Section 6.02         Retained Nonqualified Plans. The Parties acknowledge that Trinity will retain the Trinity Supplemental Retirement Plan and Transition Compensation Plan, and Arcosa will not assume any Liabilities in respect of the Trinity Supplemental Retirement Plan or Transition Compensation Plan.

Section 6.03         No Distributions.  The transfer of any Arcosa Group Employee's employment to the Arcosa Group will not result in (i) the loss of that Arcosa Group Employee's unvested benefits (if any) under any Trinity nonqualified deferred compensation plan, which benefit liability will be assumed under the applicable Arcosa nonqualified deferred compensation plan as provided herein. For purposes of determining when a distribution is required from an Arcosa nonqualified deferred compensation plan described in this Article VI, Arcosa Group Employees and Transferred Directors will be treated as not having experienced a separation from service until such Arcosa Group Employee or Transferred Director has separated from service from the Arcosa Group.  Accordingly (x) no Arcosa Group Employee shall be entitled to a distribution of his or her benefit under any Trinity nonqualified deferred compensation plan or Arcosa nonqualified deferred compensation plan as a result of his or her transfer of employment and (y) no Transferred Director shall be entitled to a distribution of his or her benefit under the Trinity Director Fees Plan, Trinity 2005 Director Fees Plan, Arcosa Director Fees Plan or Arcosa 2005 Director Fees Plan as a result of his or her transfer.

ARTICLE VII

WELFARE BENEFIT PLANS

Section 7.01         Welfare Plans.

(a)          Treatment of Health and Welfare Plans for the Remainder of 2018.  Pursuant to the terms and conditions set forth in the Transition Services Agreement, Arcosa Group Employees and Former Arcosa Group Employees that participated in a Trinity Welfare Plan on the Distribution Date shall continue to be covered by such Trinity Welfare Plan through December 31, 2018.

(b)          Welfare Plan Authority. For all periods, before, during and after the Effective Time, the Parties agree that Trinity or its delegates shall have the sole authority to exercise its authority as plan sponsor with respect to the Trinity Welfare Plans, including, without limitation, the authority to terminate any or all of the Trinity Welfare Plans.

(c)          Waiver of Conditions; Benefit Maximums. Once established effective January 1, 2019, Arcosa shall use commercially reasonable efforts to cause the Arcosa Welfare Plans to:

(i)        with respect to initial enrollment, waive (A) all limitations as to preexisting conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to any Arcosa Group Employee or Former Arcosa Group Employee, other than limitations that were in effect with respect to the Arcosa Group Employee or Former Arcosa Group Employee under the applicable Trinity Welfare Plan as of immediately prior to the Effective Time, and (B) any waiting period limitation or evidence of insurability requirement applicable to an Arcosa Group Employee or Former Arcosa Group Employee other than limitations or requirements that were in effect with respect to such Arcosa Group Employee or Former Arcosa Group Employee under the applicable Trinity Welfare Plans as of immediately prior to the Effective Time; and

(ii)       take into account with respect to aggregate annual, lifetime, or similar maximum benefits available under the Arcosa Welfare Plans, an Arcosa Group Employee's or Former Arcosa Group Employee's prior claim experience under the Trinity Welfare Plans and any Benefit Plan that provides leave benefits for purposes of satisfying all aggregate annual, lifetime or maximum out-of-pocket requirements applicable to such Arcosa Group Employee or Former Arcosa Group Employee and his or her covered dependents for the applicable plan year to the same extent as such expenses were taken into account by Trinity for similar purposes as if such amounts had been paid in accordance with such Arcosa Welfare Plan.

(d)          U.S. Flexible Spending Accounts. The Parties shall use commercially reasonable efforts to ensure that as of the Effective Time any health or dependent care flexible spending accounts of Arcosa Group Employees (whether positive or negative) (the "Transferred Account Balances") under Trinity Welfare Plans that are health or dependent care flexible spending account plans are transferred, as soon as practicable after January 1, 2019, from the Trinity Welfare Plans to the corresponding Arcosa Welfare Plans. Such Arcosa Welfare Plans shall assume responsibility as of January 1, 2019 for all outstanding health or dependent care claims under the corresponding Trinity Welfare Plans of each Arcosa Group Employee for the year in which the Effective Time occurs and shall assume and agree to perform the obligations of the corresponding Trinity Welfare Plans from and after January 1, 2019. As soon as practicable after January 1, 2019, and in any event within 30 days after the amount of the Transferred Account Balances is determined or such later date as mutually agreed upon by the Parties, Arcosa shall pay Trinity the net aggregate amount of the Transferred Account Balances, if such amount is positive, and Trinity shall pay Arcosa the net aggregate amount of the Transferred Account Balances, if such amount is negative.

(e)          Allocation of Welfare Assets and Liabilities. Effective as of the Effective Time, the Arcosa Group shall assume all Liabilities relating to, arising out of or resulting from health and welfare coverage or claims incurred by or on behalf of Arcosa Group Employees or their covered dependents or Former Arcosa Group Employees or their covered dependents (other than such Former Arcosa Employees who have retired from Trinity prior to the Effective Time under the Trinity Profit Sharing Plan or a Trinity Pension Plan (each, a "Retiree")) including but not limited to all COBRA costs under the Trinity Welfare Plans or Arcosa Welfare Plans before, at, or after the Effective Time; it being understood that the Arcosa Group shall reimburse Trinity for all amounts under the Trinity Welfare Plans attributable to Arcosa Group Employees and Former Arcosa Group Employees other than the Retirees as more fully set forth in the Transition Services Agreement with respect to claims incurred during the period from the Distribution Date through December 31, 2018 (including any applicable run out period).  For the avoidance of doubt, COBRA coverage for Arcosa Group Employees or their covered dependents or Former Arcosa Group Employees or their covered dependents (other than a Retiree) will be provided by the Trinity Welfare Plans from the Distribution Date through December 31, 2018, but as of January 1, 2019 coverage for all Arcosa Group Employees or their covered dependents or Former Arcosa Group Employees or their covered dependents (other than a Retiree) including COBRA coverage shall transfer to the Arcosa Welfare Benefit Plans.

Section 7.02         U.S. COBRA and HIPAA. The Trinity Group shall continue to be responsible for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the Trinity Welfare Plans with respect to any Trinity Group Employees (and their covered dependents) and any Former Trinity Group Employees (and their covered dependents) who incur a qualifying event under COBRA before, as of, or after the Effective Time. Effective as of January 1, 2019, the Arcosa Group shall assume responsibility for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the Arcosa Welfare Plans with respect to any Arcosa Group Employees or Former Arcosa Group Employees (and their covered dependents) who incur a qualifying event or loss of coverage under the Trinity Welfare Plans and/or the Arcosa Welfare Plans before, as of, or after the Effective Time. The Parties agree that the consummation of the transactions contemplated by the Separation and Distribution Agreement shall not constitute a COBRA qualifying event for any purpose of COBRA.

Section 7.03         Vacation, Holidays and Leaves of Absence.

(a)          In General.  Effective as of the Effective Time, the Arcosa Group shall assume all Liabilities of the Trinity Group with respect to vacation, banked vacation, holiday, other paid time off policies, leave of absence, and required payments related thereto, for each Arcosa Group Employee. The Trinity Group shall retain all Liabilities with respect to vacation, banked vacation, holiday, other paid time off policies, leave of absence, and required payments related thereto, for each Trinity Group Employee.  Notwithstanding the generality of the foregoing, Trinity shall fund the legacy banked vacation benefits accrued by Arcosa Group Employees as of the Distribution Date.

(b)          Establishment and Administration of Leave of Absence Programs for Arcosa Group Employees.

(i)        Trinity agrees to continue administering leaves of absence and Short Term Disability to (either in its own capacity or through a third party administrator) for Arcosa Group Employees for the remainder of 2018.  For purposes of FMLA (or other applicable state/municipal leaves), Trinity (either in its own capacity or through its third party administrator for leaves of absence) agrees to treat Arcosa Group Employees as if Arcosa were a successor.  Specifically, Arcosa Group Employees who are out on approved FMLA leave (or who have approved intermittent FMLAs) shall not need to reapply, provide recertifications, or reestablish eligibility unless they would do so in the ordinary course of their employment with Trinity or Arcosa.  Arcosa agrees to provide, or shall cause its employees provide, each Arcosa Group Employee’s work schedule, FMLA usage, and other contact information required to comply with the calculations and notice provisions prescribed under the FMLA.  At the end of 2018, Arcosa will provide to the Arcosa Group Employees new instructions on how to apply for and/or continue their leaves of absence.  As soon as administratively possible and not later than the January 1, 2019, the Trinity Group shall provide to the Arcosa Group (or its designated representative) copies of all records pertaining to the Trinity Group leave of absence programs and FMLA with respect to all Arcosa Group Employees to the extent such records have not been provided previously to the Arcosa Group, including: information on all leaves of absence for Arcosa Group Employees, including: all notices or other documents provided to employees seeking approval or on approved leave, all information received from employees seeking approval or on approved leave, leave of absence tracking for all of 2018, and any and all related notes of conversations with such Arcosa Group Employees.

(ii)       Effective as of January 1, 2019, the Arcosa Group shall be responsible for administering compliance with the Arcosa leave of absence programs and FMLA with respect to Arcosa Group Employees including but not limited to: (i) the Arcosa Group shall adopt, and shall cause each member of the Arcosa Group to adopt, leave of absence programs; (ii) the Arcosa Group shall honor, and shall cause each member of the Arcosa Group to honor, all terms and conditions of leaves of absence which have been granted to any Arcosa Employee under a Trinity leave of absence program or FMLA before January 1, 2019, including such leaves that are to commence after January 1, 2019; and (iii) the Arcosa Group shall recognize all periods of service of each Arcosa Group Employee with the Trinity Group to the extent such service is recognized by the Trinity Group for the purpose of eligibility for leave entitlement under the Trinity Group leave of absence programs and FMLA.

Section 7.04         Severance and Unemployment Compensation. Effective as of the Effective Time, except as set forth on Schedule 7.04 hereto, the Arcosa Group shall assume any and all Liabilities to, or relating to, Arcosa Group Employees and Former Arcosa Group Employees in respect of severance and unemployment compensation, regardless of whether the event giving rise to the Liability occurred before, at or after the Effective Time. The Trinity Group shall be responsible for any and all Liabilities to, or relating to, Trinity Group Employees and Former Trinity Group Employees in respect of severance and unemployment compensation, regardless of whether the event giving rise to the Liability occurred before, at or after the Effective Time.  Without limiting the generality of the foregoing, except as set forth on Schedule 7.04 hereto, as of the Effective Time, Arcosa or a member of the Arcosa Group shall be solely responsible for all Liabilities under any Severance Transition Agreement entered into with a Former Arcosa Employee prior to the Effective Time.

Section 7.05         Workers' Compensation. With respect to claims for workers' compensation, (a) the Arcosa Group shall be responsible for claims in respect of Arcosa Group Employees and Former Arcosa Group Employees, whether occurring before, at or after the Effective Time, and (b) the Trinity Group shall be responsible for all claims in respect of Trinity Group Employees and Former Trinity Group Employees, whether occurring before, at or after the Effective Time. The treatment of workers' compensation claims with respect to Trinity insurance policies shall be governed by Article IX of the Separation and Distribution Agreement.

Section 7.06         Insurance Contracts. To the extent that any Trinity Welfare Plan is funded through the purchase of an insurance contract or is subject to any stop loss contract, the Parties will cooperate and use their commercially reasonable efforts to replicate such insurance contracts for Arcosa (except to the extent that changes are required under applicable state insurance Laws or filings by the respective insurers) and to maintain any pricing discounts or other preferential terms for both Trinity and Arcosa for a reasonable term. Neither Party shall be liable for failure to obtain such insurance contracts, pricing discounts, or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 7.06.

Section 7.07         Third-Party Vendors. To the extent that any Trinity Welfare Plan is administered by a third-party vendor, the Parties will cooperate and use their commercially reasonable efforts to replicate any contract with such third-party vendor for Arcosa and to maintain any pricing discounts or other preferential terms for both Trinity and Arcosa for a reasonable term. Neither Party shall be liable for failure to obtain such pricing discounts or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 7.07.

ARTICLE VIII

NON-U.S. EMPLOYEES

Section 8.01         Non-U.S. Employees.

Notwithstanding anything in this Agreement to the contrary, all actions taken with respect to non-U.S. Employees or U.S. Employees working in non-U.S. jurisdictions shall be subject to and accomplished in accordance with applicable Law in the custom of the applicable jurisdictions.

ARTICLE IX

MISCELLANEOUS

Section 9.01         Employee Records.

(a)          Sharing of Information. Subject to any limitations imposed by applicable Law, Trinity and Arcosa (acting directly or through members of the Trinity Group or the Arcosa Group, respectively) shall provide to the other and their respective authorized agents and vendors all information necessary for the Parties to perform their respective duties under this Agreement.

(b)          Transfer of Personnel Records and Authorization. Subject to any limitation imposed by applicable Law and to the extent that it has not done so before the Effective Time, Trinity shall transfer to Arcosa any and all employment records (including any Form I-9, Form W-2 or other IRS forms) with respect to Arcosa Group Employees and Former Arcosa Group Employees and other records reasonably required by Arcosa to enable Arcosa properly to carry out its obligations under this Agreement. Such transfer of records generally shall occur as soon as administratively practicable at or after the Effective Time. Each Party will permit the other Party reasonable access to Employee records, to the extent reasonably necessary for such accessing Party to carry out its obligations hereunder.

(c)          Access to Records. To the extent not inconsistent with this Agreement, the Separation and Distribution Agreement or any applicable privacy protection Laws or regulations, reasonable access to Employee-related records after the Effective Time will be provided to members of the Trinity Group and members of the Arcosa Group pursuant to the terms and conditions of Article VII of the Separation and Distribution Agreement.

(d)          Maintenance of Records. With respect to retaining, destroying, transferring, sharing, copying and permitting access to all Employee-related information, Trinity and Arcosa shall comply with all applicable Laws, regulations and its own internal policies, and shall indemnify and hold harmless each other from and against any and all Liability, claims, actions, and damages that arise from a failure (by the indemnifying Party or its Subsidiaries or their respective agents) to so comply with all applicable Laws, regulations and its own internal policies applicable to such information.

(e)          Cooperation. Each Party shall use commercially reasonable efforts to cooperate and work together to unify, consolidate and share (to the extent permissible under applicable privacy/data protection laws) all relevant documents, resolutions, government filings, data, payroll, employment and benefit plan information on regular timetables and cooperate as needed with respect to (i) any litigation with respect to any employee benefit plan, policy or arrangement contemplated by this Agreement, (ii) efforts to seek a determination letter, private letter ruling or advisory opinion from the IRS or U.S. Department of Labor on behalf of any employee benefit plan, policy or arrangement contemplated by this Agreement, and (iii) any filings that are required to be made or supplemented to the IRS, U.S. Pension Benefit Guaranty Corporation, U.S. Department of Labor or any other Governmental Authority; provided, however, that requests for cooperation must be reasonable and not interfere with daily business operations.

(f)           Confidentiality. Notwithstanding anything in this Agreement to the contrary, all confidential records and data relating to Employees to be shared or transferred pursuant to this Agreement shall be subject to Section 7.4 of the Separation and Distribution Agreement and the requirements of applicable Law.

Section 9.02         Preservation of Rights to Amend. The rights of each member of the Trinity Group and each member of the Arcosa Group to amend, waive, or terminate any plan, arrangement, agreement, program, or policy referred to herein shall not be limited in any way by this Agreement.

Section 9.03         Fiduciary Matters. Trinity and Arcosa each acknowledges that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good-faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

Section 9.04         Further Assurances. Each Party hereto shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party hereto may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 9.05         Counterparts; Entire Agreement; Corporate Power.

(a)          This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.  Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

(b)          This Agreement and the Exhibits, Schedules and appendices hereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c)          Trinity represents on behalf of itself and, to the extent applicable, each of its Subsidiaries, and Arcosa represents on behalf of itself and, to the extent applicable, each of its Subsidiaries, as follows:

(i)        each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii)       this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

Section 9.06         Governing Law. This Agreement, and all actions, causes of action, or claims of any kind (whether at law, in equity, in contract, in tort, or otherwise) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any action, cause of action, or claim of any kind based upon, arising out of, or related to any representation or warranty made in, in connection with, or as an inducement to this Agreement) shall be governed by and construed in accordance with the law of the State of Delaware, irrespective of the choice of Laws principles of the State of Delaware, including without limitation Delaware laws relating to applicable statutes of limitations and burdens of proof and available remedies.

Section 9.07         Assignability. The assignability provisions set forth in Section 10.9 of the Separation and Distribution Agreement shall apply to this Agreement.

Section 9.08         No Third-Party Beneficiaries; No Plan Amendments. The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any other Person except the Parties any rights or remedies hereunder. There are no other third-party beneficiaries of this Agreement and this Agreement shall not provide any third party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement. No provision of this Agreement or the Separation and Distribution Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any future, present, or former employee of Trinity a Trinity Group member, Arcosa, or an Arcosa Group member under any Trinity Benefit Plan or Arcosa Plan or otherwise.  Except as expressly provided in this Agreement, nothing in this Agreement shall preclude Arcosa or any Arcosa Group member, at any time after the Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Arcosa Benefit Plan, any benefit under any Arcosa Benefit Plan or any trust, insurance policy or funding vehicle related to any Arcosa Benefit Plan; and nothing in this Agreement shall preclude Trinity or any Trinity Group member, at any time after the Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Trinity Benefit Plan, any benefit under any Trinity Benefit Plan or any trust, insurance policy or funding vehicle related to any Trinity Benefit Plan.

Section 9.09         Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt unless the day of receipt is not a Business Day, in which case it shall be deemed to have been duly given or made on the next Business Day) by delivery in person, by overnight courier service, by electronic e-mail with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.09):

If to Trinity (and to Arcosa prior to the Distribution Effective Time), to:

Trinity Industries, Inc.
2525 N. Stemmons Freeway
Dallas, Texas 75207-2401
Email: Theis.Rice@trin.net
Attention: General Counsel

and

 with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Email:    stephen.arcano@skadden.com
neil.stronski@skadden.com
Attention:         Stephen F. Arcano
Neil P. Stronski

If to Arcosa (after the Distribution Effective Time), to:
Arcosa, Inc.
500 North Akard St, Suite 400
Dallas TX 75201
Attn: General Counsel

Any Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 9.10         Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 9.11         Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.12         Survival of Covenants. Except as expressly set forth in this Agreement, the covenants, representations and warranties and other agreements contained in this Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect thereafter.

Section 9.13         Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the waiving Party. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.14         Dispute Resolution. The dispute resolution procedures set forth in Article VIII of the Separation and Distribution Agreement shall apply to any dispute, controversy or claim arising out of or relating to this Agreement.

Section 9.15         Consent to Jurisdiction.  Subject to the provisions of Article VIII of the Separation and Distribution Agreement, each of the Parties hereto agrees that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court (the "Delaware Courts").  Each of the Parties further agrees that delivery of notice or document by United States registered mail to such Party's respective address set forth in Section 9.09 shall be effective as to the contents of such notice or document, provided that service of process or summons for any action, suit or proceeding in the Delaware Courts with respect to any matters to which it has submitted to jurisdiction in this Section 9.15 shall be effective only pursuant to service on a Party's registered agent for service of process.  Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Delaware Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.16         Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to (i) an injunction or injunctions to enforce specifically the terms and provisions hereof in any arbitration in accordance with Section 9.14, (ii) provisional or temporary injunctive relief in accordance therewith in any Delaware Court, and (iii) enforcement of any such award of an arbitral tribunal or a Delaware Court in any court of the United States, or any other any court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.

Section 9.17         Waiver of Jury Trial.  SUBJECT TO ARTICLE VIII OF THE SEPARATION AND DISTRIBUTION AGREEMENT, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY JUDICIAL PROCEEDING IN WHICH ANY CLAIM OR COUNTERCLAIM (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT, OR OTHERWISE) ASSERTED BASED UPON, ARISING FROM, OR RELATED TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT, OR THE COURSE OF DEALING OR RELATIONSHIP BETWEEN THE PARTIES TO THIS AGREEMENT, INCLUDING THE NEGOTIATION, EXECUTION, AND PERFORMANCE OF SUCH AGREEMENT.  EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND THAT NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, OR REPRESENTATIVE OF ANY PARTY SHALL REQUEST A JURY TRIAL IN ANY SUCH PROCEEDING NOR SEEK TO CONSOLIDATE ANY SUCH PROCEEDING WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.17.

Section 9.18         Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 9.19         Limitations of Liability. EXCEPT AS MAY BE AWARDED TO A THIRD PARTY IN CONNECTION WITH ANY THIRD-PARTY CLAIM, IN NO EVENT SHALL TRINITY, ARCOSA OR THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR OTHER AGENTS BE LIABLE UNDER THIS AGREEMENT FOR ANY PUNITIVE, EXEMPLARY, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE, AND IN NO EVENT SHALL EITHER PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR OTHER AGENTS BE LIABLE UNDER THIS AGREEMENT FOR LOST PROFITS, OPPORTUNITY COSTS, DIMINUTION IN VALUE OR DAMAGES BASED UPON A MULTIPLE OF EARNINGS OR SIMILAR FINANCIAL MEASURE, EVEN IF UNDER APPLICABLE LAW SUCH LOST PROFITS, OPPORTUNITY COSTS, DIMINUTION IN VALUE, OR SUCH DAMAGES WOULD NOT BE CONSIDERED CONSEQUENTIAL OR SPECIAL DAMAGES.

Section 9.20         No Reliance on Other Party; Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable to this Agreement.  The Parties hereto represent to each other that this Agreement is entered into with full consideration of any and all rights which the Parties hereto may have. The Parties hereto have relied upon their own knowledge and judgment and have conducted such investigations they and their in-house counsel have deemed appropriate regarding this Agreement and their rights in connection with this Agreement. The Parties hereto are not relying upon any representations or statements made by any other Party, or any such other Party's employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties hereto are not relying upon a legal duty, if one exists, on the part of any other Party (or any such other Party's employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that no Party hereto shall ever assert any failure to disclose information on the part of any other Party as a ground for challenging this Agreement or any provision hereof.

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IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be executed by their duly authorized representatives.

TRINITY INDUSTRIES, INC.

By:	/s/ Timothy R. Wallace
Name: Timothy R. Wallace
Title: Chief Executive Officer and President

ARCOSA, INC.

By:	/s/ Antonio Carrillo
Name: Antonio Carrillo
Title: Chief Executive Officer and President